Exhibit 99.1

RPM REPORTS RECORD FOURTH-QUARTER AND YEAR-END RESULTS FOR FISCAL 2014

•	Fourth-quarter sales increase 9% over prior year

•	Net income for the quarter up 66% over prior year, up 14% over adjusted prior-year fourth-quarter results

•	Fiscal 2014 full-year sales increase 7% over prior year

•	Fiscal 2014 full-year net income up 196% over prior year, up 21% over prior-year adjusted results

•	Fiscal 2015 outlook for earnings increase of 9% to 11%, to $2.38 to $2.42 per diluted share

Medina, Ohio – July 28, 2014 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for both its fiscal fourth quarter and fiscal year ended May 31, 2014.

Fourth-Quarter Results

Fourth-quarter net sales increased 9.1% to $1.28 billion from $1.17 billion. Consolidated earnings before interest and taxes (EBIT) improved 36.5% to $172.1 million, from $126.1 million a year ago on an “as-reported” basis. Net income for the fourth quarter was $108.8 million, up 66.4% from the $65.4 million reported in the fourth quarter of fiscal 2013. Diluted earnings per share were $0.80, up 63.3% from $0.49 reported a year ago.

The fourth quarter of fiscal 2013 included one-time, pre-tax adjustments totaling $42.7 million. Compared to “as-adjusted” results in the fiscal 2013 fourth quarter, EBIT was up 10.9% from $155.2 million, and net income was up 14.1% from $95.4 million. Diluted earnings per share were up 11.1% from an adjusted $0.72 in the fiscal 2013 fourth quarter.

“Our overall operating results for both the quarter and year were strong, led by continued vigor in both our consumer segment and most of our European businesses. In addition, our Legend Brands subsidiary had an extraordinary year, driven in part by the severe winter in North America, which stimulated demand for its restoration services equipment,” stated Frank C. Sullivan, chairman and chief executive officer. “Net sales, net income and diluted earnings per share all experienced significant growth, compared to both reported and adjusted prior-year results.”

Fourth-Quarter Segment Sales and Earnings

Fiscal 2014 fourth-quarter industrial segment sales increased 8.5% to $769.2 million from $709.2 million reported a year ago. Organic sales improved 8.2%, including unfavorable foreign exchange translation of 0.5%, while acquisition growth added 0.3%. Industrial segment EBIT was up 15.2% to $99.2 million from $86.1 million in the prior year on an “as-reported” basis. EBIT for the fourth quarter of fiscal 2014 was up 9.1% over the adjusted $91.0 million a year ago.

RPM Reports Record Fourth-Quarter and Year-End Results for Fiscal 2014

July 28, 2014

“We were particularly heartened by the continued turnaround of our industrial businesses in Europe, which had struggled in the face of a very difficult economy a year ago, and where some of our businesses posted strong double-digit growth this year. This exceptional performance was also true for Legend Brands, which manufactures equipment for water and smoke damage remediation mainly in North America. Our businesses serving the North American commercial construction markets continued their slow, but steady improvement and are well-positioned to capitalize on anticipated future acceleration in the markets they serve. Finally, the past 18 months have been particularly challenging for our Tremco roofing division. It has now completed an internal reorganization, including a new, energized management team that is focused on a return to growth, and initial results of this effort appear promising,” stated Sullivan.

Net sales for RPM’s consumer segment grew 10.0% to $507.6 million from $461.6 million in the fiscal 2013 fourth quarter. Organic sales were up 9.0%, while acquisition growth added 1.0%. Foreign exchange translation was slightly negative. Consumer segment EBIT increased 46.9% in the fiscal 2014 fourth quarter to $86.0 million from $58.5 million, on an “as-reported” basis. Consumer segment EBIT improved 10.3% from an adjusted $78.0 million in the fourth quarter of fiscal 2013.

“The story on our consumer product lines for the fourth quarter of fiscal 2014 is remarkable considering that consumer sales in last year’s fourth quarter grew by 22.4%, while EBIT was up 29.2% on an ‘as-adjusted’ basis. In addition to benefitting from the gradual comeback in the North American housing market, they are driving their own success through market share gains and the introduction of new products at price points higher than our traditional offerings,” stated Sullivan.

Cash Flow and Financial Position

For fiscal 2014, cash from operations was $278.1 million, compared to $368.5 million in fiscal 2013. The decrease was attributable to the General Services Administration (GSA) and related settlement payments of $63.0 million during the first quarter of fiscal 2014 and uses of working capital required to support sales growth in the fourth quarter. Capital expenditures during the year were $93.8 million, while depreciation was $58.5 million. Total debt at the end of fiscal 2014 was $1.35 billion, compared to $1.37 billion at the end of fiscal 2013. RPM’s net (of cash) debt-to-total capitalization ratio was 42.4%, compared to 46.2% at May 31, 2013.

“RPM’s capital position remains strong, with 99.8% of total debt fixed at an average interest rate of 5.1%, aided in part by the sale during the third quarter of $205 million in 2.25% convertible senior notes due 2020. Most of the proceeds were used to retire $200 million of 6.25% unsecured notes due December 15, 2013. Our robust cash position enables a continuation of our acquisition program, internal growth efforts and a growing cash dividend. At May 31, 2014, RPM had $1.13 billion in liquidity, including cash and long-term committed available credit,” Sullivan stated.

RPM Reports Record Fourth-Quarter and Year-End Results for Fiscal 2014

July 28, 2014

Fiscal 2014 Consolidated Sales and Earnings

Fiscal 2014 consolidated net sales increased 7.3% to $4.38 billion from $4.08 billion in fiscal 2013. On an “as-reported” basis, consolidated EBIT was up 95.5% to $489.7 million from $250.6 million in fiscal 2013. Net income improved 195.8% to $291.7 million from $98.6 million in fiscal 2013. Diluted earnings per share of $2.18 were up 194.6% from $0.74 a year ago.

Fiscal 2013 adjustments totaled $184.8 million pre-tax. Based on adjusted results for fiscal 2013, net sales in fiscal 2014 were up 7.2%. Consolidated EBIT increased 16.1% over the adjusted $421.7 million a year ago. Net income was up 20.9% over the adjusted $241.3 million in fiscal 2013, while diluted earnings per share improved 19.8% over the adjusted $1.82 last year.

Fiscal 2014 Segment Sales and Earnings

Sales for RPM’s industrial segment increased 5.1% to $2.77 billion from $2.64 billion in fiscal 2013. Organic sales increased 4.6% including unfavorable foreign exchange translation of 0.9%, with acquisition growth contributing 0.5%. Industrial segment EBIT improved 74.9% to $306.0 million from $174.9 million in fiscal 2013, on an “as-reported” basis. Industrial segment sales increased 5.0% over adjusted sales in fiscal 2013, while EBIT increased 11.1% from the adjusted $275.4 million in the prior year.

Consumer segment sales for fiscal 2014 increased 11.4% to $1.61 billion from $1.44 billion in fiscal 2013. Organic sales increased by 6.4%, including unfavorable foreign exchange translation of 0.4%, and acquisition growth added 5.0%. Consumer segment EBIT increased 31.7%, to $251.1 million from $190.6 million on an “as-reported” basis. Consumer segment EBIT grew 19.5% over the adjusted $210.1 million in fiscal 2013.

SEC Investigation as to Fiscal 2013 Timing of GSA Accrual

RPM was notified by the Securities and Exchange Commission on June 24, 2014, that it is the subject of a formal investigation pertaining to the timing of its disclosure and accrual of loss reserves with respect to the previously disclosed fiscal 2013 GSA and Department of Justice investigation into compliance issues relating to Tremco roofing division’s GSA contracts. RPM accrued $68.8 million for a settlement with the GSA during the third quarter of fiscal 2013, which was revised to $65.1 million during the fourth quarter of fiscal 2013, and the investigation was ultimately resolved with a payment to the GSA of $61.9 million in the first quarter of fiscal 2014. RPM’s audit committee has retained independent counsel to investigate issues surrounding the timing of the disclosure and accruals in question.

RPM believes that the potential financial statement impact of this issue is confined to whether some or all of the reserve accrued in connection with RPM’s submission of a settlement proposal during the third quarter of fiscal 2013 should have been recorded during prior quarterly periods of that same fiscal year. As a result, the resolution of this matter is not expected to impact RPM’s reported results for the full fiscal year 2013 or fiscal year 2014.

RPM Reports Record Fourth-Quarter and Year-End Results for Fiscal 2014

July 28, 2014

Pending resolution of this matter, RPM intends to file a Notification of Late Filing on Form 12b-25 with respect to its Annual Report on Form 10-K by July 31, 2014, which will include a substantial portion of the disclosures required in RPM’s Form 10-K other than the financial statements. RPM anticipates that the audit committee’s investigation will be completed in mid-August, and RPM expects that it will file its complete Form 10-K shortly after completion of the investigation.

Business Outlook

“For our 2015 fiscal year, we anticipate 6% to 8% growth in consolidated net sales, with 5% to 7% growth in our consumer segment and 6% to 8% growth in our industrial segment. Net income is expected to increase 9% to 11%, resulting in diluted earnings per share in the range of $2.38 to $2.42. This expectation is predicated on continued growth within our consumer segment, as a result of continuation of trends from fiscal 2014: ongoing recovery in the North American housing market, market share gains and market acceptance of new products at higher price points than our traditional consumer product lines. In the industrial segment, we expect momentum in our European businesses to continue at a more moderate pace, with a return to growth at the Tremco roofing division, along with slow growth in businesses serving the North American commercial construction markets. We will continue to leverage a great management team at Viapol in Brazil to fuel growth for RPM in South America by building their own business and adding manufacturing for other RPM companies in fiscal 2015,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 877-703-6106 or 857-244-7305 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EDT today until 11:59 p.m. EDT on August 4, 2014. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 26370517. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

RPM Reports Record Fourth-Quarter and Year-End Results for Fiscal 2014

July 28, 2014

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2013, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended
	May 31,		May 31,		Three Months Ended	Year Ended
	2014	2013	2014	2013	May 31, 2013
	(Unaudited)				(Unaudited)
Net Sales	$1,276,782	$1,170,779	$4,376,353	$4,078,655	$1,170,779	$4,081,533
Cost of sales	716,057	670,505	2,500,585	2,375,936	666,638	2,369,528

Gross profit	560,725	500,274	1,875,768	1,702,719	504,141	1,712,005
Selling, general & administrative expenses	389,416	353,896	1,390,128	1,309,235	349,853	1,294,604
Loss contingency		(3,712)		65,134
Restructuring expense		20,072		20,072
Interest expense	19,677	21,042	80,951	79,846	21,042	79,846
Investment (income) expense, net	(2,065)	8,477	(15,715)	(6,178)	(5,193)	(19,848)
Other (income) expense, net	(805)	3,889	(4,083)	57,719	(911)	(4,260)

Income before income taxes	154,502	96,610	424,487	176,891	139,350	361,663
Provision for income taxes	40,732	28,521	118,503	67,040	39,419	105,615

Net income	113,770	68,089	305,984	109,851	99,931	256,048
Less: Net income attributable to noncontrolling interests	4,991	2,711	14,324	11,248	4,565	14,708

Net income attributable to RPM International Inc. Stockholders	$108,779	$65,378	$291,660	$98,603	$95,366	$241,340

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.82	$0.49	$2.20	$0.75	$0.72	$1.83

Diluted	$0.80	$0.49	$2.18	$0.74	$0.72	$1.82

Average shares of common stock outstanding - basic	129,532	129,121	129,438	128,956	129,121	128,956

Average shares of common stock outstanding - diluted	134,423	130,021	132,288	129,801	130,021	129,801

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended
	May 31,		May 31,		Three Months Ended	Year Ended
	2014	2013	2014	2013	May 31, 2013
	(Unaudited)				(Unaudited)
Net Sales:
Industrial Segment	$769,181	$709,229	$2,769,657	$2,635,976	$709,229	$2,638,854
Consumer Segment	507,601	461,550	1,606,696	1,442,679	461,550	1,442,679

Total	$1,276,782	$1,170,779	$4,376,353	$4,078,655	$1,170,779	$4,081,533

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$96,492	$83,422	$295,751	$164,578	$88,239	$265,070
Interest (Expense), Net (c)	(2,752)	(2,724)	(10,227)	(10,318)	(2,724)	(10,318)

EBIT (d)	$99,244	$86,146	$305,978	$174,896	$90,963	$275,388

Consumer Segment
Income Before Income Taxes (b)	$85,998	$58,542	$251,229	$190,611	$77,995	$210,064
Interest (Expense), Net (c)	32	24	122	(10)	24	(10)

EBIT (d)	$85,966	$58,518	$251,107	$190,621	$77,971	$210,074

Corporate/Other
(Expense) Before Income Taxes (b)	$(27,988)	$(45,354)	$(122,493)	$(178,298)	$(26,884)	$(113,471)
Interest (Expense), Net (c)	(14,892)	(26,819)	(55,131)	(63,340)	(13,149)	(49,670)

EBIT (d)	$(13,096)	$(18,535)	$(67,362)	$(114,958)	$(13,735)	$(63,801)

Consolidated
Income Before Income Taxes (b)	$154,502	$96,610	$424,487	$176,891	$139,350	$361,663
Interest (Expense), Net (c)	(17,612)	(29,519)	(65,236)	(73,668)	(15,849)	(59,998)

EBIT (d)	$172,114	$126,129	$489,723	$250,559	$155,199	$421,661

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended May 31, 2013
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$1,170,779	$—		$1,170,779
Cost of sales	670,505	(3,867)		666,638

Gross profit	500,274	3,867	(1)	504,141
Selling, general & administrative expenses	353,896	(4,043	) (2)	349,853
Loss contingency	(3,712)	3,712	(3)	—
Restructuring expense	20,072	(20,072	) (4)	—
Interest expense	21,042	—		21,042
Investment expense (income), net	8,477	(13,670	) (5)	(5,193)
Other expense (income), net	3,889	(4,800	) (6)	(911)

Income before income taxes	96,610	42,740		139,350
Provision for income taxes	28,521	10,898		39,419

Net income	68,089	31,842		99,931
Less: Net income attributable to noncontrolling interests	2,711	1,854		4,565

Net income attributable to RPM International Inc. Stockholders	$65,378	$29,988		$95,366

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.49	$0.23		$0.72

Diluted	$0.49	$0.23		$0.72

(1)	Inventory write downs in conjunction with restructuring at the Rust-Oleum Group (consumer segment); see note (4) below.
(2)	Bad debt write-off for a past due receivable from Kemrock of $4,043 (industrial segment)
(3)	Adjustment to the fiscal 2013 estimated accrual of $68,846 at the Roofing division for an agreement in principle with the General Services Administration (GSA). The final expense of $65,134 is comprised of settlement costs and related legal fees (industrial segment).
(4)	Restructuring charges related to rationalizing production at the Rust-Oleum Group, both for Testors and Roosendaal, for $15,586 (Consumer Segment), and restructuring charges at BSG for $4,486 (industrial segment).
(5)	Write-off of Kemrock FCCB convertible bonds issued by Kemrock of $13,670 (non-operating segment).
(6)	Write-off of remaining investment in Kemrock relating to foreign exchange changes.

	Year Ended May 31, 2013
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$4,078,655	$2,878		$4,081,533
Cost of sales	2,375,936	(6,408)		2,369,528

Gross profit	1,702,719	9,286	(7), (1)	1,712,005
Selling, general & administrative expenses	1,309,235	(14,631	) (8), (2)	1,294,604
Loss contingency	65,134	(65,134	) (3)	—
Restructuring expense	20,072	(20,072	) (4)	—
Interest expense	79,846	—		79,846
Investment (income), net	(6,178)	(13,670	) (5)	(19,848)
Other expense (income), net	57,719	(61,979	) (9), (6)	(4,260)

Income before income taxes	176,891	184,772		361,663
Provision for income taxes	67,040	38,575		105,615

Net income	109,851	146,197		256,048
Less: Net income attributable to noncontrolling interests	11,248	3,460		14,708

Net income attributable to RPM International Inc. Stockholders	$98,603	$142,737		$241,340

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.75	$1.08		$1.83

Diluted	$0.74	$1.08		$1.82

(7)	Represents an adjustment for revised cost estimates in the Roofing Division in conjunction with unprofitable contracts outside of North America of $5,419 during the first quarter of fiscal 2013 (industrial segment).
(8)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of bad debt charges relating to a Kemrock receivable during the first quarter of fiscal 2013 (industrial segment).
(9)	Adjustments include the write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013 and an additional $10,819 write-down at Corporate in the second quarter of fiscal 2013. Adjustments also reflect the $6,087 impact of the loss on repositioning of certain industrial segment subsidiaries in Brazil. Included in the loss was the impact of an adjustment for accumulated foreign currency translation losses that were previously recorded as an unrealized foreign exchange loss in the currency translation account as a component of other comprehensive income.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2014	May 31, 2013
Assets
Current Assets
Cash and cash equivalents	$332,868	$343,554
Trade accounts receivable	901,587	816,421
Allowance for doubtful accounts	(27,641)	(28,904)

Net trade accounts receivable	873,946	787,517
Inventories	613,644	548,680
Deferred income taxes	22,281	36,210
Prepaid expenses and other current assets	219,556	169,956

Total current assets	2,062,295	1,885,917

Property, Plant and Equipment, at Cost	1,191,676	1,128,123
Allowance for depreciation and amortization	(658,871)	(635,760)

Property, plant and equipment, net	532,805	492,363

Other Assets
Goodwill	1,147,374	1,113,831
Other intangible assets, net of amortization	459,536	459,613
Deferred income taxes, non-current	7,943	5,676
Other	168,412	163,447

Total other assets	1,783,265	1,742,567

Total Assets	$4,378,365	$4,120,847

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$525,680	$478,185
Current portion of long-term debt	5,662	4,521
Accrued compensation and benefits	173,846	154,844
Accrued loss reserves	27,487	27,591
Other accrued liabilities	204,411	262,889

Total current liabilities	937,086	928,030

Long-Term Liabilities
Long-term debt, less current maturities	1,345,965	1,369,176
Other long-term liabilities	466,659	417,160
Deferred income taxes	50,061	51,548

Total long-term liabilities	1,862,685	1,837,884

Total liabilities	2,799,771	2,765,914

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,273; 132,596)	1,333	1,326
Paid-in capital	790,102	763,505
Treasury stock, at cost	(85,400)	(72,494)
Accumulated other comprehensive (loss)	(156,882)	(159,253)
Retained earnings	833,691	667,774

Total RPM International Inc. stockholders’ equity	1,382,844	1,200,858
Noncontrolling interest	195,750	154,075

Total equity	1,578,594	1,354,933

Total Liabilities and Stockholders’ Equity	$4,378,365	$4,120,847

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31,
	2014	2013
Cash Flows From Operating Activities:
Net income	$305,984	$109,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	58,543	55,715
Amortization	31,526	30,621
Impairment loss on investment in Kemrock		51,092
Loss contingency		65,134
Asset impairment charge		7,416
Other than temporary impairments on marketable securities	161	14,279
Deferred income taxes	6,572	(40,991)
Stock-based compensation expense	23,568	17,145
Other	(1,833)	(2,190)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(79,080)	(6,853)
(Increase) in inventory	(59,001)	(40,079)
(Increase) decrease in prepaid expenses and other current and long-term assets	(12,586)	2,236
Increase in accounts payable	42,216	70,803
Increase (decrease) in accrued compensation and benefits	19,193	(8,399)
(Decrease) in accrued loss reserves	(146)	(1,847)
(Decrease) in contingent payment	(63,014)
Increase in other accrued liabilities	14,855	61,035
Other	(8,809)	(16,514)

Cash Provided By Operating Activities	278,149	368,454

Cash Flows From Investing Activities:
Capital expenditures	(93,792)	(91,367)
Acquisition of businesses, net of cash acquired	(39,248)	(397,425)
Purchase of marketable securities	(83,536)	(106,301)
Proceeds from sales of marketable securities	62,896	106,509
Proceeds from sales of assets or businesses	2,794
Other	1,175	11,180

Cash (Used For) Investing Activities	(149,711)	(477,404)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	208,582	300,902
Reductions of long-term and short-term debt	(215,105)	(49,376)
Cash dividends	(125,743)	(117,647)
Repurchase of stock	(12,907)	(3,013)
Exercise of stock options	7,930	7,284

Cash (Used For) Provided By Financing Activities	(137,243)	138,150

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,881)	(1,614)

Net Change in Cash and Cash Equivalents	(10,686)	27,586
Cash and Cash Equivalents at Beginning of Period	343,554	315,968

Cash and Cash Equivalents at End of Period	$332,868	$343,554